Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended December 31, 2025

DALLAS (March 12, 2026) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended December 31, 2025. For the three months ended December 31, 2025, we reported net income attributable to common shares of $1.0 million or $0.25 per diluted share compared to a net income of $1.1 million or $0.27 per share for the same period in 2024. Our decrease in net income is attributable to a decrease in interest income offset in part by an increase in advisory fees.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Other income	$—	$—	$—	$—
Expenses:
General and administrative	75	74	280	304
Advisory fee to related party	26	32	103	108
Total operating expenses	101	106	383	412
Net operating loss	(101)	(106)	(383)	(412)
Interest income from related parties	1,337	1,514	5,434	6,299
Income tax provision	(260)	(295)	(1,061)	(1,236)
Net income	$976	$1,113	$3,990	$4,651

Earnings per share
Basic and diluted	$0.25	$0.27	$0.98	$1.14
Weighted average common shares used in computing earnings per share
Basic and diluted	4,066,178	4,070,327	4,066,178	4,080,369